Exhibit 99.2

                                                                                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK ANNOUNCES NEW CAPITAL ALLOCATION STRATEGY
WITH SIGNIFICANT DIVIDEND INCREASE AND
SHARE REPURCHASE PROGRAM

FORT WORTH, Texas, Oct. 25, 2011 — RadioShack Corp. (NYSE: RSH), a leading national retailer of innovative technology products, services and accessories, today announced a 100-percent increase in its dividend and the authorization of a $200 million share repurchase program as part of a new capital allocation strategy designed to balance business growth opportunities with continued strong cash flow and provide a more consistent return of excess cash to long-term shareholders.

The Board of Directors has declared an increase in the annual dividend on the Company’s common stock to $0.50 per share in 2011, compared to $0.25 per share paid in 2010, and has changed the annual dividend payout to a quarterly payout. The annual cash dividend of $0.50 per share for 2011 is payable on Dec. 15, 2011, to stockholders of record at the close of business on Nov. 25, 2011, after which the dividend will be paid on a quarterly basis beginning in the first quarter of 2012. The Board also approved an authorization for a share repurchase of $200 million of the Company’s common stock to be executed from time to time through open market or private transactions.  The Company currently expects to repurchase $200 million of the Company’s common stock during the next 12 months.

“Our balance sheet is strong and our business generates consistent positive cash flow,” said Jim Gooch, president and chief executive officer of RadioShack Corp.  “At the same time, our evolving growth profile is well supported by current cash flow.  Our new capital strategy reflects our desire to return excess cash more consistently to shareholders during a challenging economic environment.”

Forward-Looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  These statements can be identified by the fact that they use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, the underperformance or loss of certain of our important vendors; delays in or other difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to our addition of Verizon Wireless to our offerings; a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our new Target Mobile centers; a breach or termination by one of our wireless carrier providers of its agreement with us; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the Company’s financial condition; availability of products and services and other risks associated with the Company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  In addition, the declaration of dividends, the dividend rate, and the amount and timing of share repurchases are at the sole discretion of RadioShack Corporation's Board of Directors, and plans for future dividends and share repurchases may be revised by the Board at any time.  RadioShack's dividend and share repurchase programs could be adversely affected by, among other things, changes in RadioShack's financial position, results of operations, capital expenditures, cash flows, and applicable tax laws.  Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 33,000 people globally, including a team of friendly and helpful sales experts who have been recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,670 company-operated stores in the United States and Mexico, 1,490 wireless phone centers in the United States, and approximately 1,100 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.